Exhibit 99.1

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made as of the 21st day of December, 2018.

BETWEEN:

THE HYDROGEN COMPANY, a corporation existing under the laws of France (the “Investor”)

- and -

HYDROGENICS CORPORATION, a corporation existing under the laws of Canada (the “Company”)

WHEREAS the Investor, or one of its Affiliates (as defined herein), is as at the date hereof, entering into a long term strategic technology collaboration agreement with the Company.

AND WHEREAS in connection with the strategic technology collaboration agreement, the Investor has agreed to purchase the Purchased Securities (as defined herein) from the Company, and the Company has agreed to issue and sell the Purchased Securities to the Investor, on the terms and conditions set out in this Agreement.

AND WHEREAS the Board (as defined herein) has determined that such strategic collaboration agreement provides strategic operational benefits to the Company and that it is in the best interests of the Company to enter into this Agreement and to complete the transactions contemplated herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1
DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement (including the recitals hereto), unless the context otherwise requires, the following terms shall have the respective meanings given to them, as set out below, and grammatical variations of such terms shall have corresponding meanings:

“Acting Jointly or In Concert” means a Person acting jointly or in concert with another Person or Persons within the meaning of National Instrument 62-104 – Take-Over Bids and Issuer Bids.

“Activist Investor” means, as of any date:

(a)	any Person that has, directly or indirectly through its publicly-disclosed Affiliates, whether individually or as a member of a publicly-disclosed group or Acting Jointly or In Concert with any other Person, within the two-year period immediately preceding such date, and in each case with respect to the Company, any of its Subsidiaries or any of its or their equity securities:

(i)	publicly made, engaged in or been a participant in any “solicitation” of “proxies” (as such terms are defined or used in the U.S. Exchange Act and the Canada Business Corporations Act) to vote any equity securities of the Company or any of its Subsidiaries, including in connection with a proposed change in control or other extraordinary or fundamental transaction involving the Company or any of its Subsidiaries, or a public proposal for the election or replacement of any directors of the Company or any of its Subsidiaries, that has not been approved by the board of directors of the Company or such Subsidiary;

(ii)	called, or sought to call, a meeting of shareholders of the Company or any of its Subsidiaries or initiated or submitted any shareholder proposal for action by shareholders of the Company or any of its Subsidiaries (including through action by written consent), in each case that has not been approved and publicly recommended by the board of directors of the Company or such Subsidiary; or

(iii)	otherwise publicly, alone or Acting Jointly or In Concert with others, to seek to control or influence the board of directors, management or shareholders of the Company or any of its Subsidiaries (provided that this clause (iii) is not intended to apply to the activities of any member of the Board or the board of directors of such Subsidiary, with respect to the Company or such Subsidiary, taken in good faith solely in his or her capacity as a director of the Company or such Subsidiary);

(iv)	publicly disclosed any intention, plan, arrangement or other agreement to do any of the foregoing;

(b)	any Person listed in Schedule C; or

(c)	any Affiliate of any Person contemplated in paragraph (a) or (b) above.

The Investor and the Company may from time to time, acting reasonably and in good faith, agree in writing to additional Persons to be added to the list of Activist Investors in Schedule C, following which such Persons shall be deemed to be Activist Investors for the purposes of this Agreement. The Parties agree that the Investor will not object to the inclusion of any Person in Schedule C if it in good faith believes that such Person meets the requirements of paragraphs (a) or (c) above. The Investor may request that the Company removes a Person from Schedule C, in which case the Company will remove such Person from Schedule C if the Company in good faith determines that such Person no longer meets the requirements of paragraphs (a) or (c) above.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, controls, or is controlled by, or is under common control with, such Person.

“Applicable Law” means any law (including common law and equity), any international or other treaty, any domestic or foreign constitution or any multinational, federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation, Order (including any Securities Laws and any consent decree or administrative Order), or Authorization of a Governmental Body in any case applicable to any specified Person, property, transaction or event, or any such Person’s property or assets.

“Approved Change of Control Transaction” means a take-over bid, tender offer or exchange offer by any Person, or a merger, amalgamation, arrangement, reorganization or other business combination or similar transaction involving a change in the ownership, directly or indirectly, of at least 20% of the voting rights attached to securities of the Company, where such take-over bid, tender offer, exchange offer, merger, amalgamation, arrangement, reorganization or other business combination or similar transaction has been approved and publicly recommended for acceptance by shareholders of the Company by the Board.

“Associate”, in respect of a relationship with a Person, means

(a)	a body corporate of which that Person beneficially owns or controls, directly or indirectly, shares or securities currently convertible into shares carrying more than 10% of the voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase such shares or such convertible securities;

(b)	a partner of that Person acting on behalf of the partnership of which they are partners;

(c)	a trust or estate or succession in which that Person has a substantial beneficial interest or in respect of which that Person serves as a trustee or liquidator of the succession or in a similar capacity;

(d)	a spouse of that Person or an individual who is cohabiting with that person in a conjugal relationship, having so cohabited for a period of at least one (1) year; or

(e)	a Related Person of that Person.

“Authorization” means any authorization, approval, consent, concession, exemption, license, lease, grant, permit, franchise, right, privilege or no-action letter from any Governmental Body having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s property or business and affairs or from any Person in connection with any easements, contractual rights or other matters.

“Board” means the Board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Toronto, Ontario or Paris, France are authorized or obligated by law to close.

“CFPOA” has the meaning set out in Section 3.1(r).

“Closing” means the closing of the purchase and sale of the Purchased Securities.

“Closing Date” means the second Business Day after the satisfaction or waiver of the conditions set forth in Sections 5.2 and 5.3 (other than the delivery of items to be delivered on the Closing Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until the Closing Date) or such other date mutually agreed to by the Investor and the Company.

“Closing Time” means 10:00 a.m. (Toronto time) on the Closing Date or such other time mutually agreed to by the Investor and the Company.

“Common Shares” means the common shares which the Company is authorized to issue.

“Company Competitor” means any Person set forth on Schedule A.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Investor concurrently with the execution and delivery of this Agreement.

“Company Financial Statements” means, collectively, (i) the audited consolidated financial statements of the Company as at and for the years ended December 31, 2017 and 2016, together with the notes thereto and the auditors’ report thereon, and (ii) the unaudited condensed interim consolidated financial statements of the Company as at and for the three- and nine-month periods ended September 30, 2018 and 2017, together with the notes thereto.

“Confidentiality Agreement” means the confidentiality agreement dated October 31, 2018 entered into between the Company and the Investor.

“Core Representations” means the representations and warranties given by the Company in Sections 3.1(a), 3.1(b) and 3.1(c) and the representations and warranties given by the Investor in Sections 3.2(a), 3.2(b) and 3.2(c).

“CSA” means the securities commissions and other securities regulatory authorities in each of the provinces and territories of Canada.

“Deductible” has the meaning set out in Section 3.3(c)(iii).

“De Minimis Loss” has the meaning set out in Section 3.3(c)(iv).

“Encumbrance” means any mortgage, debenture, pledge, hypothec, lien, charge, assignment by way of security, consignment, lease, hypothecation, security interest, including a purchase money security interest, or other security agreement, trust or arrangement having the effect of security for the payment of any debt, liability or obligation, title retention right, or any other encumbrance or prior claim of any nature or kind whatsoever.

“Exchange Approvals” has the meaning set out in Section 5.1(c)(iii).

“Excluded Issuance” means the issuance by the Company of: (a) securities to the Company’s directors, officers, employees or consultants; (b) securities upon the conversion of securities convertible or exercisable into equity securities that are currently outstanding as of the date of this Agreement (including, for greater certainty, the Lender Warrants); (c) securities issuable as a result of the consolidation or subdivision of any securities of the Company, or as special distributions, stock dividends or payments in kind to all shareholders of the Company or similar transactions; (d) securities issued in connection with an acquisition, merger, business combination, tender offer, take-over bid, or arrangement, including an Approved Change of Control Transaction; (e) securities pursuant to a rights offering by the Company; (f) securities for consideration other than cash; or, (g) for greater certainty, securities pursuant to pre-emptive or similar rights (including pursuant to the Hejili Agreement).

“FCPA” has the meaning set out in Section 3.1(r).

“Governmental Body” means any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities or stock exchange.

“Hejili” means Fuzhou Bonded Zone Hejili Equity Investment Limited Partnership.

“Hejili Agreement” means the Subscription Agreement between the Company and Hejili dated April 27, 2017.

“Intellectual Property” means any and all intellectual property (whether foreign or domestic, registered or unregistered) owned by the Company or its Subsidiaries or used in the operation, conduct or maintenance of the business, as it is currently operated, conducted or maintained, including: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof; (ii) all trademarks, trade-names, trade dress, logos, business names, corporate names, domain names, uniform resource locators (URL’s) and the internet websites related thereto, and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works of authorship, all copyrights and all applications, registrations and renewals in connection therewith; (iv) all designs, industrial designs, design patents and all applications, registrations and renewals in connection therewith; (v) all proprietary, technical or confidential information, including all trade secrets, processes, procedures, know-how, show-how, formulae, methods, data, compilations, databases and the information contained therein, together with all business and financial information relating to the Company and its Subsidiaries; and (vi) all computer software (including all source code, object code and related documentation).

“Investor Competitor” means any Person set forth on Schedule B.

“Investor Group Parties” means the Investor and any of its officers, directors, agents and/or any of their respective Affiliates and/or Associates and/or any Person Acting Jointly or In Concert with the Investor and/or any of its Affiliates and/or Associates and an “Investor Group Party” shall mean any of such Persons.

“Investor Nominee” has the meaning set out in Section 4.4(a).

“Investor Nominee Notice” has the meaning set out in Section 4.4(a).

“Investor Nominee Notice Date” has the meaning set out in Section 4.4(a)(iv)(A).

“Investor Wholly-Owned Affiliate” means any direct or indirect wholly-owned Subsidiary of L’Air Liquide S.A.

“Legal Qualification Requirement” has the meaning set out in Section 4.4(a).

“Lender Warrants” has the meaning set out in Section 3.1(e).

“Losses” has the meaning set out in Section 3.3(a).

“Material Adverse Effect” means an effect that individually or in the aggregate with such other effects, is material and adverse to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, except for any such effect resulting from or arising in connection with:

(a)	any change in generally accepted accounting principles or changes in regulatory accounting requirements applicable to any industry in which the Company or any of its Subsidiaries operate;

(b)	any adoption, proposal, implementation or change in Applicable Law or interpretations thereof by any Governmental Body;

(c)	any change in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets;

(d)	any change generally affecting any of the industries in which the Company or any of its Subsidiaries operate;

(e)	the execution, announcement or performance of this Agreement and the strategic collaboration agreement between the Company and the Investor (or one of its Affiliates) or consummation of the transactions contemplated hereby and thereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, securityholders, financing sources, distributors or suppliers arising as a consequence of same;

(f)	any natural disaster;

(g)	any change in the market price or trading volume of the securities of the Company, or any suspension of trading in securities generally on any securities exchange on which the securities of the Company trade (it being understood that the causes underlying such change in market price may be taken into account in determining whether a Material Adverse Effect has occurred);

(h)	the failure of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred);

(i)	any actions taken (or omitted to be taken) at the request of the Investor; or

(j)	any action taken by the Company or any of its Subsidiaries which is expressly required or permitted pursuant to this Agreement or the strategic collaboration agreement between the Company and the Investor (one of its Affiliates),

provided, however, that with respect to clauses (b), (c), (d) and (f), such matters do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole, relative to other comparable companies and entities operating in the industries in which the Company and/or its Subsidiaries operate.

“Money Laundering Laws” has the meaning set out in Section 3.1(t).

“NASDAQ” means the Nasdaq Global Market or any successor thereto.

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions.

“Nominee Right Threshold” has the meaning set out in Section 4.4(a).

“OFAC” has the meaning set out in Section 3.1(u).

“Offered Securities” has the meaning set out in Section 4.3(a).

“Offering” has the meaning set out in Section 4.3(a).

“Order” means any order, directive, decree, judgment, ruling, award, injunction, direction or request of any Governmental Body or other decision-making authority of competent jurisdiction.

“Outside Date” means March 30, 2019, provided that the Company may extend the Outside Date for an additional 30 days (in 15 day increments) if the Exchange Approvals have not been obtained by the original Outside Date (or any extension thereof) by giving written notice to the Investor to such effect no later than two Business Days prior to the original Outside Date (or any extension thereof).

“Outstanding Common Shares” means at a given time the total number of issued and outstanding Common Shares, excluding, for greater certainty, for the purposes of determining the total number of Common Shares issued and outstanding, any and all Common Shares issuable pursuant to the any outstanding stock options, warrants or other rights.

“PCMLTFA” has the meaning set out in Section 3.1(t).

“Permitted Bid” means any tender offer or take-over bid for the Common Shares that is made by takeover bid circular or similar document in compliance with Securities Laws that is not made by the Investor or any Investor Group Party.

“Permitted Transfer” means:

(a)	a Transfer of Common Shares pursuant to an Approved Change of Control Transaction or a tender of Common Shares made in response to, and no earlier than three (3) days prior to the expiry of, a Permitted Bid so long as such Transfer is in accordance with Applicable Law (which, for greater certainty, shall not permit the entering into of any lock-up, support or voting agreement pursuant to a Permitted Bid unless the Permitted Bid is an Approved Change of Control Transaction);

(b)	a sale of Common Shares after the Restricted Period on or through the facilities of the TSX or NASDAQ, provided that the sale:

(i)	is not pre-arranged or by private agreement;

(ii)	during the course of one trading day, does not exceed an amount equal to the greater of (A) 25% of the average daily trading volume on or through the facilities of the TSX or the NASDAQ, as applicable; and (B) 1,000 Common Shares; and

(iii)	over a 12-month period, commencing on the first Business Day following the end of the Restricted Period, does not exceed an amount equal to 5% of the Outstanding Common Shares as of the first Business Day of the then applicable 12-month period;

(c)	a sale of an aggregate of up to seven and one-half percent (7.5%) of the Outstanding Common Shares after the Restricted Period to a third party by way of pre-arranged sale or private agreement at a price per Common Share not lower than the five trading day volume weighted average price of the Common Shares on the NASDAQ as at such date, minus a 10% discount (excluding any underwriters discount or commission), provided that, in the case of a sale of five percent (5%) or more of the Outstanding Common Shares to a third party, on or before the effective date of such Transfer, the third party agrees in writing with the Company to be bound by all of the obligations of the Investor under this Agreement and acknowledges it has no rights under this Agreement; or

(d)	a Transfer of Common Shares to an Investor Wholly-Owned Affiliate in compliance with Section 7.10,

provided, further, that, in the case of Transfers pursuant to paragraphs (b) or (c) above, the Investor does not believe, after reasonable inquiry, that the Transfer is or will be to any Company Competitor or Activist Investor.

“Person” means and includes individuals, corporations, bodies corporate, limited or general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, Governmental Bodies or any other type of organization or entity, whether or not a legal entity.

“Personal Information” has the meaning set out in Section 4.8(n).

“Pre-Emptive Right” has the meaning set out in Section 4.3(a).

“Pre-Emptive Right Offer Notice” has the meaning set out in Section 4.3(b).

“Pre-Emptive Right Offer Period” has the meaning set out in Section 4.3(c).

“Pre-Emptive Right Ownership Threshold” has the meaning set out in Section 4.3(f).

“Public Disclosure Documents” means, collectively, all reports, schedules, forms, statements and any other disclosure documents (including exhibits and other information incorporated therein) filed by the Company with the Securities Regulators since January 1, 2017 and on or before the date of this Agreement that are available to the public on EDGAR or SEDAR.

“Purchased Securities” means 3,537,931 Common Shares.

“Qualification Requirements” has the meaning set out in Section 4.4(a).

“Related Person”, in respect of a relationship with a Person that is an individual, means any parent, son, daughter or sibling of such Person.

“Restricted Period” means the period commencing on the Closing Date and ending on the date that is the day after the one (1) year anniversary of the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means all applicable securities laws and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of the Securities Regulators, and all rules, policies and requirements of the NASDAQ, the TSX, and any other stock exchange on which securities of the Company are traded and including U.S. Securities Laws.

“Securities Regulators” means, collectively, the CSA and the SEC.

“SEDAR” means the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators.

“Subscription Proceeds” means $20,520,000, representing $5.80 per Purchased Security.

“Subsidiary” means with respect to any Person, any other Person which is controlled directly or indirectly by that Person.

“Transfer” has the meaning set out in Section 4.5(a).

“Transfer/Voting Ownership Threshold” has the meaning set out in Section 4.5(a).

“TSX” means the Toronto Stock Exchange or any successor thereto.

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934.

“U.S. Securities Act” means the United States Securities Act of 1933.

“U.S. Securities Laws” has the meaning set out in Section 4.8(l).

1.2	Certain Rules of Interpretation

In this Agreement, unless otherwise specifically provided or unless the context otherwise requires:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to a “clause”, “Section” or “Article” followed by a number or letter refer to the specified clause, Section or Article of this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular shall include the plural and vice versa, and words importing gender shall include all genders;

(e)	the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement, and references to a party in this Agreement mean such party or its successors or permitted assigns;

(g)	references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement;

(h)	references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to; and

(i)	whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, the date on which such payment shall be made, action shall be taken or period shall expire shall be the next following Business Day.

1.3	Control

The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

1.4	Currency

All references in this Agreement to currency or to “$”, unless otherwise expressly indicated, shall be to United States dollars. All references in this Agreement to “C$” shall be to Canadian dollars.

1.5	Time of Essence

Time shall be of the essence of this Agreement.

1.6	Knowledge

For the purposes of this Agreement, with respect to any matter, the knowledge of the Company shall mean the actual knowledge of the Chief Technology Officer, the Chief Executive Officer and the Chief Financial Officer of the Company and all information which ought to have been known by any of them after conducting a reasonable inquiry into the matters in question, whether or not any such inquiry was actually made.

Article 2
SUBSCRIPTION FOR PURCHASED SECURITIES

2.1	Subscription for Purchased Securities

(a)	Subject to the terms and conditions of Article 5, the Investor hereby subscribes for and agrees to purchase the Purchased Securities from the Company on the Closing Date, and the Company hereby accepts such subscription and agrees to issue the Purchased Securities from treasury and sell the Purchased Securities to the Investor on such date, for an aggregate subscription price equal to the Subscription Proceeds.

(b)	Subject to the terms and conditions of Article 5, at the Closing Time, the Investor shall pay, or cause to be paid to the Company, in full satisfaction of the aggregate subscription price for the Purchased Securities, the Subscription Proceeds, by wire transfer in immediately available funds as directed by the Company prior to the Closing Date.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company

Except to the extent disclosed in the Company Disclosure Schedule, the Company, acknowledging that the Investor is entering into this Agreement in reliance thereon, hereby represents and warrants to the Investor as of the date hereof as follows:

(a)	Organization and Powers. Each of the Company and its Subsidiaries: (i) has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and authority to own and lease its property and assets and to carry on its business; and (iii) has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)	Authorization; No Conflict. The execution and delivery by the Company of this Agreement, and the performance by it of its obligations hereunder, have been duly authorized by all necessary corporate action on its part and do not and will not: (i) contravene any provision of its constating documents or any resolution of its shareholders or directors (or any committee thereof); or (ii) assuming receipt of the Exchange Approvals, violate any Applicable Law.

(c)	Execution; Binding Obligation. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

(d)	Consents. Neither the Company nor any of its Subsidiaries is required to give any notice to, make any filing with or obtain any Authorization, Order or other approval of any Person in connection with the execution or delivery by the Company of or performance of its obligations under this Agreement, other than (i) any filings, consents, approvals or notices required by Securities Laws (including the Exchange Approvals), (ii) notice to Hejili in connection with its pre-emptive right pursuant to the Hejili Agreement, (iii) notices required to be delivered under the Lender Warrants to the holders thereof, (iv) notices, filings, Authorizations, Orders or approvals disclosed in the Company Disclosure Schedule, or (v) where the failure to give any notice to, make any filing with or obtain any Authorization, Order or other approval of any Person in connection with the execution or delivery of or performance of its obligations under this Agreement would not, in the aggregate, have a Material Adverse Effect on the ability of the Company to perform its obligations hereunder.

(e)	Authorized and Issued Capital. The authorized capital of the Company consists of an unlimited number of Common Shares and an unlimited number of preferred shares, of which 15,447,483 Common Shares have been validly issued and are outstanding as of the date hereof and no preferred shares have been issued or are outstanding as of the date hereof. All of the issued and outstanding Common Shares are fully paid and non-assessable and have been duly authorized by all necessary corporate action and issued. Except (i) pursuant to the Hejili Agreement, (ii) the 250,000 warrants issued to a syndicate of lenders on May 6, 2015 (the “Lender Warrants”), and (iii) for Common Shares issuable to directors, officers, employees and consultants pursuant to outstanding options, warrants, share incentive plans, convertible, exercisable and exchangeable securities, employment agreements and other rights to acquire Common Shares, no Person has any agreement with the Company or any privilege, warrant, convertible security or option exercisable against the Company or any right capable of becoming an agreement with the Company for the purchase, subscription or issuance of any unissued Common Shares or any other securities of the Company.

(f)	Listing of Common Shares. The Outstanding Common Shares as of the date hereof are listed and posted for trading on the TSX and the NASDAQ and no order ceasing or suspending trading in any securities of the Company or prohibiting the sale or issuance of the Purchased Securities or the trading of any of the Company’s issued securities has been issued and no proceedings for such purpose are pending or, to the knowledge of the Company, have been threatened.

(g)	Issuance of Purchased Securities. The Company has the full power and authority to issue the Purchased Securities. The issuance of the Purchased Securities has, or prior to the Closing Date will be, duly authorized by all necessary corporate action and, when issued and delivered against payment of the Subscription Proceeds therefor, the Purchased Securities will be validly issued as fully paid and non-assessable Common Shares in the capital of the Company. At the Closing Time, the Investor will be the legal owner of the Purchased Securities and will have good title thereto free and clear of all Encumbrances, other than pursuant to this Agreement and as may be imposed as a result of the application of any Applicable Laws or as are imposed as a result of any actions taken by, or transactions entered into by, the Investor.

(h)	Regulatory and Other Compliance. The Company is a “reporting issuer” (or the equivalent) in each of the provinces of Canada and is not included on a list of defaulting reporting issuers maintained by the Securities Regulators. The Company has not taken any action to cease to be a reporting issuer in any jurisdiction in which it is a reporting issuer, and has not received any notification from a Securities Regulator seeking to revoke the Company’s reporting issuer status. The Company is a “foreign private issuer” as defined in Rule 405 under the U.S. Securities Act and in Rule 3b-4 under the U.S. Exchange Act.

(i)	U.S. Securities Law. None of the Company, any of its Affiliates or any other Person acting on its or their behalf has engaged in “directed selling efforts” within the meaning of Regulation S of the U.S. Securities Act. The Company is not and, after giving effect to the offer and sale of the Purchased Securities and the application of the proceeds thereof, will not be required to be registered as an “investment company” pursuant to the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder. Assuming the accuracy of the Investor’s representations and warranties contained herein, no registration under the U.S. Securities Act of the Purchased Securities is required for the offer and sale of the Purchased Securities by the Company to the Investor.

(j)	Public Disclosure Documents. As of the time it was filed, each of the Public Disclosure Documents complied in all material respects with the applicable requirements of Securities Laws and none of the Public Disclosure Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, except to the extent any such Public Disclosure Document is superseded by a subsequent Public Disclosure Document. The Company has not filed any confidential material change report or other confidential report with any Securities Regulator which at the date hereof remains confidential. Subject to the satisfaction or waiver of the conditions to closing set forth in Article 5, the accuracy of the representations and warranties of the Investor in this Agreement and provided that the Company obtains the Exchange Approvals, the Company has complied with all Applicable Laws in connection with the offer, sale and issuance of Purchased Securities.

(k)	Financial Statements. The Company Financial Statements were prepared in accordance with generally accepted accounting principles in Canada, consistently applied (except as otherwise indicated in such financial statements and the notes thereto or in the related report of the Company’s independent auditors or in the case of unaudited interim statements are subject to normal period-end adjustments) and present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their financial performance and cash flows for the periods indicated therein in accordance with generally accepted accounting principles in Canada, consistently applied. There has been no material change in the Company’s accounting policies, except as described in the notes to the Company Financial Statements, since January 1, 2017 to the date hereof.

(l)	Conduct of Business. Since January 1, 2017 to the date hereof, except as disclosed in the Public Disclosure Documents, the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice.

(m)	Material Adverse Effect. Since January 1, 2017 to the date hereof, there has not been a Material Adverse Effect.

(n)	Intellectual Property. The Company or one or more of its Subsidiaries is the owner of all right, title and interest in, or has a valid and enforceable right to use, the material Intellectual Property used in its business, free and clear of any Encumbrances (except as disclosed in the Company Disclosure Schedule), and any Intellectual Property license agreements granted to the Company or one or more of its Subsidiaries by a third party used in its business, are in good standing. The Company or one or more of its Subsidiaries has a valid and enforceable right to use and otherwise exploit the Intellectual Property in all jurisdictions in which it is currently used or otherwise exploited. The Company or one or more of its Subsidiaries has obtained sufficient and enforceable moral rights waivers from all authors of any works of authorship that are included in the Intellectual Property that is owned by the Company or one or more of its Subsidiaries such that the Company is not limited in any way in which it may choose to commercialize, exploit, use, adapt, modify, improve, associate or otherwise deal with such works of authorship and no consents, permissions, or approvals are required by the Company in that regard. Other than as disclosed in the Public Disclosure Documents, as of the date hereof the Company has not received any notice of any pending or threatened actions, suits or proceedings alleging: the infringement, misappropriation, misuse or violation of any Intellectual Property Rights or other right of any third party or breach of any duty or obligation owed to any third party.

(o)	No Material Actions or Proceedings. There are no legal or governmental actions, actions, suits, claims, investigations or proceedings pending or, to the Company's knowledge, threatened or contemplated (i) against or affecting the Company or any of its Subsidiaries, (ii) which have as the subject thereof any officer or director (in his or her capacity as such) of, or property owned or leased by, the Company or any of its Subsidiaries or (iii) relating to environmental or discrimination matters, where in any such case (A) there is a reasonable possibility that such action, suit or proceeding might be determined adversely to the Company, such Subsidiary or such officer or director and (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to result in a Material Adverse Effect. No material labour dispute with the employees or independent contractors of the Company or any of its Subsidiaries, or, to the Company's knowledge, with the employees of any principal supplier, manufacturer, customer or contractor of the Company, that, in either case, would reasonably be expected to result in a Material Adverse Effect, exists or, to the best of the Company’s knowledge, is threatened or imminent.

(p)	All Necessary Permits, etc. Each of the Company and its Subsidiaries possesses such valid and current certificates, authorizations or permits issued by the appropriate federal, provincial, state, local or foreign regulatory agencies or bodies necessary to conduct its business, except where the failure to possess such certificates, authorizations or permits would not, individually or in the aggregate, result in a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received, or has any reason to believe that it will receive, any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would result in a Material Adverse Effect.

(q)	No Unlawful Contributions or Other Payments. Since January 1, 2017 to the date hereof, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any employee or agent of the Company or any Subsidiary, has made any contribution or other payment to any official of, or candidate for, any federal, provincial, state, local, municipal or foreign office, or failed to disclose fully any contribution, in violation of Applicable Laws, or made any payment to any foreign, Canadian, United States or provincial or state governmental officer or official, or other person charged with similar public or quasi-public duties, in each case other than contributions or payments required or permitted by Applicable Laws.

(r)	Compliance with Laws. Since January 1, 2017 to the date hereof, the Company and its Subsidiaries have conducted their businesses in compliance with all Applicable Laws, except where failure to be so in compliance would not result in a Material Adverse Effect.

(s)	Foreign Corrupt Practices Acts. Since January 1, 2017 to the date hereof, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation of the Foreign Corrupt Practices Act of 1977 (United States), as amended, and the rules and regulations thereunder (the “FCPA”), and the Corruption of Foreign Public Officials Act (Canada) (the “CFPOA”) including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any “foreign public official” (as such term is defined in the CFPOA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the CFPOA.

(t)	Money Laundering Laws. Since January 1, 2017 to the date hereof, the operations of the Company and its Subsidiaries are, and have been conducted at all times, to the extent applicable to the Company and its Subsidiaries, in compliance with all material applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (United States), as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”), the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(u)	OFAC. Since January 1, 2017 to the date hereof, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company or any of its Subsidiaries is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”) and the Company will not directly or indirectly use the Subscription Proceeds, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any United States sanctions administered by OFAC.

3.2	Representations and Warranties of the Investor

The Investor, acknowledging that the Company is entering into this Agreement in reliance thereon, hereby represents and warrants to the Company as of the date hereof as follows:

(a)	Organization and Powers. The Investor: (i) has been duly organized and is validly existing under the laws of its jurisdiction of organization; and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The Investor is an indirect wholly-owned subsidiary of L’Air Liquide S.A.

(b)	Authorization; No Conflict. The execution and delivery by the Investor of this Agreement, and the performance by it of its obligations hereunder, have been duly authorized by all necessary corporate or other action on its part and do not and will not: (i) contravene any provision of its constating documents or any resolution of its partners, shareholders or directors (or any committee thereof); (ii) violate any Applicable Law; (iii) cause the Company or any of its directors or officers to become subject to any continuous disclosure or similar reporting requirements under the laws of France and the European Union; or (iv) require any disclosure, prospectus or other similar offering document to be prepared, filed or delivered under the laws of France and the European Union.

(c)	Execution; Binding Obligation. This Agreement has been duly executed and delivered by the Investor, and constitutes a legal, valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, except to the extent enforcement may be affected by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

(d)	Acting Jointly or In Concert. The Investor is not Acting Jointly or In Concert with any other Person.

(e)	Consents. The Investor is not required to give any notice to, make any filing with or obtain any Authorization, Order or other approval of any Person in connection with the execution or delivery of or performance of its obligations under this Agreement.

(f)	Ownership of Common Shares. Neither the Investor nor any of the Investor Group Parties (i) beneficially own any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares or have any right or obligation permitting or requiring the Investor or any Investor Group Party, whether or not on conditions, to acquire beneficial ownership of Common Shares or (ii) is Acting Jointly or In Concert with any Person who owns any Common Shares or any securities convertible into or exercisable or exchangeable for Common Shares or has any right or obligation permitting or requiring such Person, whether or not on conditions, to acquire beneficial ownership of Common Shares.

(g)	Anti-Money Laundering. The funds representing the Subscription Proceeds which will be advanced by the Investor to the Company hereunder will not represent proceeds of crime for the purposes of the PCMLTFA and the Investor acknowledges that the Company may in the future be required by law to disclose the Investor’s name and other information relating to this Agreement, on a confidential basis, pursuant to the PCMLTFA. To the Investor’s knowledge, none of the funds representing the Subscription Proceeds to be provided by the Investor (i) have been or will be derived from or related to any activity that is deemed criminal under Applicable Laws of Canada, the United States or any other jurisdiction, or (i) are being tendered on behalf of a Person or entity who has not been identified to the Investor. The Investor shall promptly notify the Company if it discovers that any of such representations ceases to be true, and will provide the Company with appropriate information in connection therewith.

(h)	Financing. The Investor has, and will have at the Closing Time, sufficient funds to purchase the Purchased Securities and to comply with its other obligations contained in this Agreement.

3.3	Indemnity

(a)	The Company shall indemnify and save the Investor harmless against and from all out-of-pocket liabilities, claims, actions, suits, proceedings, demands, losses (other than losses of profit), costs, damages and expenses (including reasonable legal fees and expenses, but excluding consequential, indirect, special, punitive or similar damages or any allocation of internal costs) (collectively, “Losses”) which the Investor has suffered or incurred arising from or in consequence of any (i) untruth, inaccuracy or breach of any of the representations and warranties of the Company or (ii) breach of the covenants of the Company, in each case contained in this Agreement.

(b)	The Investor shall indemnify, defend and hold the Company harmless against and from all Losses which the Company has suffered or incurred arising from or in consequence of any (i) untruth, inaccuracy or breach of any of the representations and warranties of the Investor or (ii) breach of the covenants of the Investor, in each case contained in this Agreement.

(c)	The indemnification obligations of the parties pursuant to this Section 3.3 shall be limited as follows:

(i)	Each party agrees that this Section 3.3 sets forth each party’s sole and exclusive remedy for any matter in respect of which either party may make a claim under this Section 3.3, it being understood, for greater certainty, that, subject to Section 3.3(c)(ii), this Section 3.3 shall not in any way limit the Investor’s recourses or remedies for secondary market liability under Applicable Laws.

(ii)	In no event shall either party’s aggregate liability for its indemnification obligations under this Section 3.3 exceed the Subscription Proceeds (less, in the case of the Investor, any recourses or remedies available to the Investor for secondary market liability under Applicable Laws).

(iii)	Neither party shall be liable to indemnify the other party for any Losses to which such other party is otherwise entitled to indemnification pursuant to this Section 3.3 except to the extent that the aggregate amount of all such Losses exceeds, on a cumulative basis, $500,000 (the “Deductible”), and then only to the extent of such excess over and above the Deductible.

(iv)	Neither party may assert a claim for indemnification for any Losses to which such party is otherwise entitled to indemnification pursuant to this Section 3.3 that is less than $50,000 (“De Minimis Loss”).

(v)	Each party shall take all reasonable steps to mitigate any Losses such party is otherwise entitled to indemnification pursuant to this Section 3.3 upon and after becoming aware of any event, fact or circumstance which could reasonably be expected to give rise to such Losses.

3.4	Survival of Representations and Warranties and Indemnities

Subject to the following sentence, the representations and warranties, covenants, indemnities and agreements of a party in this Agreement and in all certificates and documents delivered pursuant to or as contemplated by this Agreement shall survive the Closing Date as follows:

(a)	as regards the representations and warranties of the parties and the indemnities provided in Section 3.3(a) and Section 3.3(b), for a period of 12 months, except for the Core Representations; and

(b)	as regards the Core Representations, indefinitely.

For greater certainty, this Section 3.4 shall not limit any covenant or agreement of the parties that, by its terms, contemplates obligations following the Closing Date.

Article 4
COVENANTS AND Agreements

4.1	Mutual Covenants Regarding Closing

Each of the parties shall use commercially reasonable efforts to take all actions as are within its power to control, and to cause other actions to be taken that are not within its power to control, so as to ensure the satisfaction of each of the conditions and covenants set forth in Sections 5.2 and 5.3, which are for the benefit of the other party.

4.2	Other Covenants of the Company

(a)	The Company shall fulfill all necessary requirements and take all necessary action required to be taken by the Company to permit the creation, issuance and delivery by the Company of the Purchased Securities to the Investor as fully-paid and non-assessable Common Shares pursuant to an exemption from the prospectus requirements of applicable Securities Laws.

(b)	Forthwith after Closing, the Company shall take all required action to satisfy the conditions set out in the conditional acceptance of the TSX for the listing of the Purchased Securities, and in any event within the time period prescribed by the TSX, to satisfy such conditions.

(c)	During the Restricted Period, the Company shall not, and shall use its commercially reasonable efforts not to, issue from treasury, on a private placement basis, Common Shares (or other securities of the Company convertible or exchangeable into Common Shares) exceeding five percent (5%) of the Outstanding Common Shares to any Investor Competitor, other than pursuant to an Approved Change of Control Transaction, a public offering or if the Board determines, after consultation with its outside counsel, that the failure to do so would be inconsistent with its fiduciary duties.

4.3	Pre-Emptive Rights

(a)	In the event that the Company proposes to sell or issue for cash any Common Shares or securities convertible or exchangeable into Common Shares of the Company (collectively, the “Offered Securities”), other than pursuant to an Excluded Issuance, (an “Offering”) the Investor shall have the right (the “Pre-Emptive Right”) to acquire in such Offering (on an unregistered and private placement basis) for cash at the subscription price payable by all participants in the Offering, or at the lowest price payable by any participant in the Offering in the case of an Offering in which all of the participants do not pay the same subscription price, such number of the Offered Securities necessary in order to maintain the Investor’s percentage ownership interest of Outstanding Common Shares following completion of the Offering that is the same as the percentage ownership of Outstanding Common Shares owned by the Investor immediately prior to giving effect to such Offering. The exercise of the Pre-Emptive Right shall be subject to the satisfaction of any applicable regulatory requirements, including, for greater certainty, any requirements of the TSX or the NASDAQ (which the Company shall use commercially reasonable efforts to obtain).

(b)	Within five (5) Business Days of entering into a letter of intent or term sheet with respect to an Offering, or within five (5) Business Days of entering into a definitive agreement with respect to an Offering if no letter of intent or term sheet is entered into with respect to such Offering, the Company shall provide written notice to the Investor specifying the terms and conditions of such Offering, including a description of the Offered Securities, the subscription price or range of subscription prices therefor set out in the letter of intent, term sheet or definitive agreement and the proposed closing date for the issuance of Offered Securities (the “Pre-Emptive Right Offer Notice”).

(c)	The Investor shall have five (5) Business Days (the “Pre-Emptive Right Offer Period”) after receiving the Pre-Emptive Right Offer Notice to exercise the Pre-Emptive Right. If no notice of acceptance is received by the Company within the Pre-Emptive Right Offer Period, the Investor shall be deemed to have rejected the Pre-Emptive Right Offer Notice.

(d)	The completion of an Offering under this Section 4.3 shall take place on the later of (a) the fifth (5th) Business Day after the expiry of the Pre-Emptive Right Offer Period and (b) the date of the completion of such Offering.

(e)	Notwithstanding the foregoing, the Pre-Emptive Right shall not apply if the exercise of the Pre-Emptive Right by the Investor would require the Company to obtain approval of the Company’s shareholders pursuant to Applicable Laws, provided that in such case the Pre-Emptive Right shall apply to the maximum number of Common Shares that the Company is able to issue to the Investor without obtaining approval of the Company’s shareholders pursuant to Applicable Laws.

(f)	The Pre-Emptive Right shall cease to apply from the date the Investor (together with any Investor Wholly-Owned Affiliates, in the case of a Permitted Transfer) ceases to own five percent (5%) or more of the Outstanding Common Shares (the “Pre-Emptive Right Ownership Threshold”).

4.4	Board Representation

(a)	Until the Investor (together with any Investor Wholly-Owned Affiliates, in the case of a Permitted Transfer) ceases to own more than ten percent (10%) of the Outstanding Common Shares (the “Nominee Right Threshold”), the Investor shall be entitled to nominate, by written notice to the Company (an “Investor Nominee Notice”) one individual to the Board (the “Investor Nominee”). For greater certainty, at no time shall the Investor be entitled to nominate more than one individual to the Board. Each Investor Nominee shall, prior to his or her nomination or appointment to the Board, provide all information and sign all documents required to be provided and signed pursuant to applicable Securities Laws and shall be required to meet the individual qualification requirements for directors under Applicable Law (the “Legal Qualification Requirement”) and be approved by the Company as determined in the reasonable and good faith discretion of the Board or committee thereof (together with the Legal Qualification Requirement, the “Qualification Requirements”). In connection with the foregoing, if and for so long as the Investor is entitled to nominate an Investor Nominee:

(i)	at the annual meeting of shareholders of the Company to be held in 2019 and at each subsequent meeting of shareholders on the Company thereafter at which directors are to be elected, the Company shall cause the Investor Nominee to be included in the slate of nominees proposed by the Company to the shareholders of the Company for election as directors;

(ii)	the Company shall use commercially reasonable efforts to cause the election of the Investor Nominee, including recommending that shareholders of the Company vote in favour of the election of, and soliciting proxies in favour of the election of, the Investor Nominee;

(iii)	the Company shall provide written notice to the Investor of any: (A) annual meeting of the shareholders of the Company at which directors of the Company are to be elected at least sixty (60) days prior to the date of such annual meeting of shareholders of the Company and (B) in the case of a special meeting (which is not also an annual meeting) of shareholders of the Company called for the purpose of electing directors (whether or not called for other purposes), as soon as practicable, and, in any event, at the earlier of the date that a notice of meeting is filed for such meeting or the date on which the first public announcement of the date of such meeting was made;

(iv)	an Investor Nominee Notice must be received by the Company:

(A)	in the case of an annual meeting of shareholders of the Company, not less than fifty (50) days prior to the date of such annual meeting of shareholders of the Company; provided, however, that in the event that the annual meeting of shareholders of the Company is to be held on a date that is less than fifty (50) days after the date (the “Investor Nominee Notice Date”) that is the earlier of the date that a notice of meeting is filed for such meeting or the date on which the first public announcement of the date of the annual meeting was made, an Investor Nominee Notice must be received by the Company no later than the close of business on the tenth (10th) day following the Investor Nominee Notice Date; and

(B)	in the case of a special meeting (which is not also an annual meeting) of shareholders of the Company called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the tenth (10th) day following the day that is the earlier of the date that a notice of meeting is filed for such meeting or the date on which the first public announcement of the date of such meeting was made, but in any event no later than ten (10) days preceding the date on which the Company is required by Securities Law to mail a management information circular in respect of the meeting, provided that the Company shall have notified the Investor of such date as soon as practicable.

In no event shall any adjournment or postponement of a meeting of shareholders of the Company or the announcement thereof commence a new time period for the delivery or mailing of an Investor Nominee Notice as described in this Section 4.4(a)(iv).

(v)	notwithstanding anything to the contrary herein, if the Investor does not advise the Company of its Investor Nominee within the time set forth in Section 4.4(a)(iv), then the Company shall not be required to include the Investor Nominee in the slate of nominees proposed by the Company to the shareholders of the Company for election as directors at the relevant meeting of shareholders;

(vi)	if the Investor Nominee ceases to satisfy the Qualification Requirements, at the request of the majority of the members of the Board, the Investor Nominee shall resign from the Board effective immediately;

(vii)	if an Investor Nominee ceases to hold office as a director of the Company for any reason (unless the Investor (together with any Investor Wholly-Owned Affiliates, in the case of a Permitted Transfer) no longer holds the Nominee Right Threshold), including if the Investor Nominee ceases to satisfy the Qualification Requirements, the Investor shall be entitled to nominate an individual that satisfies the Qualification Requirements to replace him or her as a new Investor Nominee and the Company shall promptly take all steps as may be necessary to appoint such individual to the Board to replace an Investor Nominee who has ceased to hold office;

(viii)	the Investor Nominee Notice and any other notice proposing a nominee shall contain sufficient information to allow the Company to determine whether the proposed nominee satisfies the Qualification Requirements and, prior to nominating an Investor Nominee, the Investor will give due consideration to the view of the independent members of the Board as to whether such person is an appropriate addition to the Board given his or her skill set;

(ix)	the Investor Nominee shall be provided with equivalent indemnification from the Company and directors’ insurance as the other members of the Board;

(x)	the Company shall maintain directors’ insurance coverage that is appropriate in form and substance for companies similar to the Company in the jurisdictions in which the Company operates; and

(xi)	the Investor Nominee shall be provided with notice of Board meetings as is required to be given to Board members under the constating documents of the Company.

(b)	The Investor acknowledges and agrees that the Investor Nominee may not be entitled to certain information made available to other members of the Board or may be excluded from meetings of the Board or applicable portions thereof in the event that such information or meetings relate to actual or potential conflicts of interest between the Company and one or more Investor Group Parties, including pursuant to section 120 of the Canada Business Corporations Act or as otherwise required under Applicable Laws, as and to the extent determined by the Board, acting reasonably.

(c)	The Investor shall forthwith notify the Company in writing if the Investor (together with any Investor Wholly-Owned Affiliates, in the case of a Permitted Transfer) ceases to hold the Nominee Right Threshold. At the request of the Company at any point after the Investor (together with any Investor Wholly-Owned Affiliates, in the case of a Permitted Transfer) ceases to hold the Nominee Right Threshold, the Investor Nominee shall resign from the Board, effective immediately and the Investor shall have no further right hereunder to designate an Investor Nominee and the Company shall cease to have any obligations pursuant to this Section 4.4. In determining whether it holds the Nominee Right Threshold, the Investor is entitled to rely on the number of Outstanding Common Shares most recently disclosed in the disclosure documents filed by the Company with the Securities Regulators that are available on SEDAR and EDGAR unless the Investor has actual knowledge that the number of Outstanding Common Shares is different from such disclosed number.

(d)	Upon an Investor Nominee joining the Board, he or she shall sign an undertaking whereby he or she will offer his or her resignation from the Board in the circumstances mentioned in Sections 4.4(a)(vi) and 4.4(c).

(e)	Subject to Applicable Law and provided that the Investor (together with any Investor Wholly-Owned Affiliates, in the case of a Permitted Transfer) holds the Nominee Right Threshold, the Board shall use commercially reasonable efforts to cause the appointment of Pierre-Etienne Franc as the initial Investor Nominee to the Board as soon as reasonably practicable following the Closing Date and, upon such appointment, Pierre-Etienne Franc shall be entitled to serve on the Board until the annual meeting of shareholders of the Company at which directors of the Company are to be elected in 2019.

4.5	Transfer Restrictions and Voting Matters

(a)	From and after the Closing Date and for so long as the Investor Group Parties beneficially own Common Shares representing five percent (5%) or more of the Outstanding Common Shares (the “Transfer/Voting Ownership Threshold”), the Investor covenants and agrees that it shall not, directly or indirectly, including through any Affiliate, Associate, officer, director, agent or otherwise, in any single transaction or series of related transactions, without the prior written consent of, or waiver by, the Company (such consent or waiver not to be unreasonably withheld or delayed), (i) other than in accordance with a Permitted Transfer, offer to sell, sell, assign, pledge, hypothecate, gift or otherwise transfer or dispose of in any manner whatsoever (or enter into any contract or other obligation regarding any future offer to sell, sale, assignment, pledge, hypothecation, gift or transfer or disposition in any manner whatsoever of) beneficial ownership of (each, a “Transfer”) any Common Shares, (ii) enter into any derivative instrument, hedging arrangement or other similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of any Common Shares, (iii) engage in any short selling of Common Shares, or (iv) make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing.

(b)	From and after the Closing Date until the end of the Restricted Period, the Investor covenants and agrees that it will cause all of the Common Shares beneficially owned by the Investor Group Parties not to be voted (i) against or withheld, as the case may be, from voting in respect of all those persons nominated and publicly recommended by the Company to serve as directors of the Board, and (ii) with respect to any other action, proposal or matter to be voted on by the shareholders of the Company (including through action by written consent), against the public recommendation of the Board. For greater certainty, the Investor may abstain from voting in any matter to be voted on by the shareholders of the Company.

(c)	The certificates representing the Purchased Securities shall contain upon their face or upon the reverse side thereof a legend to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED FOR DISTRIBUTION TO THE PUBLIC IN CANADA UNDER THE SECURITIES LAWS OF THE PROVINCES OR TERRITORIES OF CANADA. THE HOLDER OF THE SECURITIES SHALL NOT TRADE THE SECURITIES BEFORE THE DAY THAT IS 4 MONTHS AND ONE DAY AFTER THE DATE HEREOF. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE, HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TORONTO STOCK EXCHANGE SINCE THEY ARE NOT FREELY TRANSFERABLE AND CONSEQUENTLY DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE. A NEW CERTIFICATE, BEARING NO LEGEND, (DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” ON THE TORONTO STOCK EXCHANGE) MAY BE OBTAINED FROM CST TRUST COMPANY UPON DELIVERY OF THIS CERTIFICATE.”

4.6	Standstill

(a)	For so long as the Investor Group Parties beneficially own the Nominee Right Threshold, the Investor shall not and shall cause each of the Investor Group Parties and their respective officers, directors and agents, not to, without the prior written consent of the Company:

(i)	in any manner acquire, agree to acquire or make to securityholders of the Company any offer to acquire, directly or indirectly, any securities of the Company;

(ii)	propose or offer to enter into, directly or indirectly, any amalgamation, plan of arrangement, merger or business combination involving the Company or its Subsidiaries or to purchase, directly or indirectly, a material portion of the property or assets of the Company or its Subsidiaries;

(iii)	directly or indirectly “solicit” or participate or join with any person in the “solicitation” of any “proxies” (as such terms are defined in the Securities Act (Ontario)) to vote, or seek to influence any person with respect to the voting of, any Common Shares or other securities of the Company;

(iv)	other than with respect to the Investor Nominee, seek (i) representation on the Board, (ii) the removal of any directors on the Board, or (iii) a change in the size or composition of the Board;

(v)	otherwise act alone or Act Jointly or In Concert with others, subject to the Investor Nominee performing his or her duties as a director of the Company, to seek to control or to influence the management, the Board or policies of the Company;

(vi)	make any public or private disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or

(vii)	advise, assist, encourage or Act Jointly or In Concert with any other Person in connection with any of the foregoing,

provided, however, that if the Investor Group Parties cease to beneficially own at least 14.9% of the Outstanding Common Shares, the Investor will be entitled to acquire in open market transactions on or through the facilities of the TSX or NASDAQ such number of Common Shares representing 5% of the Outstanding Common Shares, provided further that at no time while and for so long as the Investor Group Parties beneficially own the Nominee Right Threshold shall the number of Common Shares beneficially owned by the Investor Group Parties exceed 19.9% of the Outstanding Common Shares.

4.7	Regulatory Matters

The Investor will execute, deliver and file or reasonably assist the Company in filing such reports, undertakings and other documents with respect to the transactions contemplated hereby as may be required by Securities Regulators, including but not limited to personal information forms, early warning reports and insider reports. The Company and its legal counsel shall be given a reasonable opportunity to review and comment on such reports, undertakings and other such documents delivered or filed by the Investor prior to their delivery or filing. The Investor shall submit a completed personal information form as required by the TSX as soon as reasonably practicable after the date of this Agreement, and in any event within three (3) Business Days after the date of this Agreement, and shall deliver to the Company any additional information required by the TSX relating to the Investor or the Investor Nominee within three (3) Business Days after the Company notifies the Investor of such request.

4.8	Securities Law Acknowledgements

The Investor, acknowledging that the Company is entering into this Agreement in reliance thereon, hereby acknowledges the following:

(a)	The Company is relying on an exemption from the requirement to provide the Investor with a prospectus under Securities Laws and, as a consequence of acquiring any of the Purchased Securities pursuant to such exemption, certain protections, rights and remedies provided by Securities Laws, including statutory rights of rescission or damages, will not be available to the Investor.

(b)	The Investor has not been provided with an offering memorandum or sales literature (as such terms are defined in any Securities Laws) or any similar document in connection with its subscription for the Purchased Securities, and the decision to execute this Agreement and to purchase the Purchased Securities has not been based upon any verbal or written representations and warranties as to fact or otherwise made by or on behalf of the Company, other than such written representations as are expressly contained in this Agreement or as may be set forth in the Public Disclosure Documents.

(c)	The Investor has not relied, is not relying and will not rely on the Company with respect to financial, tax or other economic considerations of an investment in the Purchased Securities and the Investor has relied on the advice of, or has consulted with, only the Investor’s own advisors.

(d)	The Investor has had a reasonable opportunity to ask questions of and receive answers from Persons acting on behalf of the Company concerning the Purchased Securities and the business of the Company and all such questions and requests for information and other materials have been answered and provided to the satisfaction of the Investor.

(e)	No United States federal or state agency or Canadian provincial or territorial or any other governmental agency has passed upon or made any recommendation or endorsement of the Purchased Securities.

(f)	There is no government or other insurance covering the Purchased Securities.

(g)	There are risks associated with the purchase of the Purchased Securities.

(h)	The Investor has obtained independent legal advice from counsel with respect to its investment in the Purchased Securities.

(i)	The Investor is aware, and it will advise its partners and Affiliates and its and their respective directors, officers and employees, that Securities Laws impose certain restrictions with respect to the communication of material non-public information and with respect to the purchase and sale of securities of a “reporting issuer” (as such term is defined under the applicable Securities Laws) by a person who has received material non-public information, and it hereby agrees to abide by all applicable Securities Laws.

(j)	The Investor is not purchasing the Purchased Securities as a result of any “general solicitation” or “general advertising”, as those terms are used in Regulation D under the U.S. Securities Act including, without limitation, advertisements, articles, notices and other communications published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by “general solicitation” or “general advertising”.

(k)	The Purchased Securities are being offered for sale on a “private placement” basis and the Purchased Securities will be subject to contractual resale restrictions and statutory resale restrictions under Securities Laws. The Investor acknowledges that the certificates representing the Purchased Securities will bear the legend specified in Section 4.5(c) with respect to such resale restrictions.

(l)	The Purchased Securities have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States (collectively, the “U.S. Securities Laws”) and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as such terms are defined in Regulation S under the U.S. Securities Act) unless registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.

(m)	The Company is not obligated to file and has no present intention of filing with any of the Securities Regulators or with any state securities administrator any prospectus or registration statement in respect of resales of the Purchased Securities in Canada or the United States.

(n)	The Investor consents to: (i) the fact that the Company is collecting “personal information” (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time); (ii) the Company retaining such “personal information” for as long as permitted or required by Applicable Law or business practices; (iii) the fact that the Company may be required by Securities Laws, the rules and policies of any stock exchange or the rules of the Investment Industry Regulatory Organization of Canada to provide Securities Regulators or other Governmental Bodies with any “personal information” provided by the Investor in or in connection with this Agreement; and (iv) the collection, use and disclosure of the Investor’s “personal information” by the TSX.

(o)	The Company has notified the Investor that (i) the Company is required to provide information (“Personal Information”) pertaining to the Investor required to be disclosed in Schedule I of Form 45-106F1 under NI 45-106 (including its name, address, telephone number and the number of Purchased Securities subscribed for), which Form 45-106F1 is required to be filed by the Company under NI 45-106, (ii) the Personal Information will be delivered to the applicable members of the CSA in accordance with NI 45-106, (iii) such Personal Information is being collected indirectly by the CSA under the authority granted to it in securities legislation, (iv) such Personal Information is being collected for the purposes of the administration and enforcement of the applicable Securities Laws, and (v) the public official in each province of Canada who can answer questions about the indirect collection of such personal information is set forth in Exhibit A. By executing this Agreement, the Investor has authorized the indirect collection of such Personal Information by the applicable members of the CSA and acknowledges that its name, address, telephone number and other specified information, may be shared and disclosed among all members of the CSA and may become available to the public in accordance with the requirements of applicable legislation and consents to the disclosure of such information.

4.9	Securities Law Representations and Warranties

The Investor, acknowledging that the Company is entering into this Agreement in reliance thereon, hereby represents and warrants to the Company as of the date hereof, and as of the Closing Date, as follows:

(a)	The Investor is purchasing the Purchased Securities as principal and was not created, and is not being used, solely to purchase the Purchased Securities.

(b)	The Investor was not created, and is not being used, solely to purchase and hold securities in reliance on an exemption from prospectus and registration requirements under Securities Laws.

(c)	The Investor is purchasing the Purchased Securities for investment purposes only and not with a view to resale or distribution of any of the Purchased Securities, and not in a transaction or series of transactions involving a purchase and sale or a repurchase and resale in the course of or incidental to a distribution.

(d)	The issuance of the Purchased Securities to the Investor does not require the registration or qualification of the Purchased Securities or the filing of a prospectus or any similar document in France or the European Union, or require the Company to take any other action, with respect to the Purchased Securities under the laws of France and the European Union or any country, state, province or district thereof.

(e)	The Investor certifies that: (i) the Investor is not a Canadian or United States resident nor acting for the account or benefit of a Canadian or United States resident; (ii) the Purchased Securities were not offered to the Investor in Canada or the United States; (iii) the Investor was, at the time of agreeing to purchase the Purchased Securities, and is, outside Canada and the United States; and (iv) the Investor was not offered the Purchased Securities in Canada or the United States, the Investor is not a “Canadian person” or “U.S. person” (as defined in Regulation S under the U.S. Securities Act), and the sale and purchase of the Purchased Securities, including the execution of this Agreement was, or is being, or will be, as the case may be, executed outside of Canada and the United States.

Article 5
CLOSING

5.1	Closing

(a)	The Closing will take place at the offices of legal counsel to the Company, or such other location or in such other manner as the Company and the Investor may agree, at the Closing Time.

(b)	At the Closing, the Investor shall deliver, or cause to be delivered, to the Company:

(i)	a certificate from a duly authorized officer of the Investor certifying the satisfaction of the conditions in Sections 5.2(a) and 5.2(b); and

(ii)	payment of the Subscription Proceeds in accordance with Section 2.1(b).

(c)	At the Closing, the Company shall deliver, or cause to be delivered, to the Investor:

(i)	a certificate of good standing (or equivalent) with respect to the Company issued within two Business Days prior to the Closing Date;

(ii)	a certificate from a duly authorized officer of the Company certifying (A) the articles and by-laws of the Company, (B) the incumbency of signing officers of the Company, (C) the corporate resolutions of the Company approving the execution and delivery of, and performance of the Company’s obligations under, this Agreement, and (D) the satisfaction of the conditions in Sections 5.3(a) and 5.3(b);

(iii)	evidence that the NASDAQ and the TSX shall have approved the listing of all the Purchased Securities, subject to the satisfaction of customary conditions (the “Exchange Approvals”); and

(iv)	a certificate bearing the legend set out in Section 4.5(c) and duly executed by the Company representing the Purchased Securities registered in the name of the Investor (or as the Investor may otherwise direct, if being issued to be held with an investment dealer), and duly issued by the Company and registered in the share register of the Company in the name of the Investor or other nominee (unless the Investor has elected for the Purchased Securities to be issued and deposited in electronic form with CDS Clearing and Depository Services Inc., in which case the Investor will not receive a certificate from the Company).

5.2	Conditions to Closing in Favour of the Company

The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Time of each of the following conditions, which are for the exclusive benefit of, and may be waived in writing by, the Company:

(a)	all of the representations and warranties made by the Investor in this Agreement, other than the Core Representations made by the Investor, shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except, in each case, to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date, and, where such representations and warranties are qualified by materiality or Material Adverse Effect, shall be true in all respects), and all of the Core Representations made by the Investor shall be true and correct in all respects on the Closing Date as if made on and as of the Closing Date (except, in each case, to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date);

(b)	the Investor shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to Closing;

(c)	the Investor shall have made, or cause to be made, all of the deliveries set out in Section 5.1(b);

(d)	no preliminary or permanent injunction or other Order issued by a Governmental Body, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Body, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement shall be in effect;

(e)	no Order having the effect of suspending the issuance or ceasing the trading of any of the Purchased Securities or the Outstanding Common Shares issued or made by any Governmental Body, Securities Regulator or stock exchange shall be in effect; and

(f)	the issue and sale of the Purchased Securities shall be exempt from the prospectus requirements of the Securities Laws.

5.3	Conditions to Closing in Favour of the Investor

The obligations of the Investor to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Time of each of the following conditions, which are for the exclusive benefit of, and may be waived in writing by, the Investor:

(a)	all of the representations and warranties made by the Company in this Agreement, other than the Core Representations made by the Company, shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except, in each case, to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date, and, where such representations and warranties are qualified by materiality or Material Adverse Effect, shall be true in all respects), and all of the Core Representations made by the Company shall be true and correct in all respects on the Closing Date as if made on and as of the Closing Date (except, in each case, to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct in all material respects on and as of such earlier date);

(b)	the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to Closing;

(c)	the Company shall have made, or cause to be made, all of the deliveries set out in Section 5.1(c);

(d)	no preliminary or permanent injunction or other Order issued by a Governmental Body, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Body, which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement shall be in effect; and

(e)	no Order having the effect of suspending the issuance or ceasing the trading of any of the Purchased Securities issued or made by any Governmental Body, Securities Regulator or stock exchange shall be in effect.

5.4	Waiver of Condition

The Company, in the case of a condition set out in Section 5.2, and the Investor, in the case of a condition set out in Section 5.3, will have the exclusive right to waive before the Closing Time, the performance or compliance of such condition in whole or in part and on such terms as may be agreed upon without prejudice to any of its rights in the event of non-performance of or non-compliance with any other condition in whole or in part. Any such waiver will not constitute a waiver of any other conditions in favour of the waiving party. Such waiving party will retain the right to complete the transactions contemplated hereby and sue the other party in respect of any breach of the other party’s covenants or obligations or any inaccuracy or misrepresentation in a representation or warranty of the other party which gave rise to the non-performance of or non-compliance with the condition so waived.

Article 6
TERMINATION

6.1	Termination Rights

(a)	This Agreement may be terminated at any time prior to the Closing Time by the Investor, upon written notice from the Investor to the Company, if there has been a breach of any representation, warranty or covenant on the part of the Company contained in this Agreement such that any condition specified in Section 5.3 would be incapable of being satisfied at Closing and such breach is not waived by the Investor or cured by the Company by the earlier of three (3) Business Days after written notice thereof from the Investor and the Outside Date.

(b)	This Agreement may be terminated at any time prior to the Closing Time by the Company, upon written notice from the Company to the Investor, if there has been a breach of any representation, warranty or covenant on the part of the Investor contained in this Agreement such that any condition specified in Section 5.2 would be incapable of being satisfied at Closing and such breach is not waived by the Company or cured by the Investor, by the earlier of three (3) Business Days after written notice thereof from the Company and the Outside Date.

(c)	This Agreement may be terminated by either the Investor or the Company, upon written notice from the party seeking to terminate this Agreement to the other party, if the Closing Date has not occurred by the Outside Date (provided that a party may not terminate this Agreement under this Section 6.1(c) if its failure to fulfill any of its obligations has been the cause of, or resulted in, the failure of Closing to occur by such date).

6.2	Effect of Termination

If this Agreement is terminated pursuant to Section 6.1, all obligations of the parties under or pursuant to this Agreement will terminate without further liability of any party to the other, except that Article 7 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement pursuant to Section 6.1 shall not relieve any party from liability for any breach of this Agreement occurring before its termination.

Article 7
GENERAL PROVISIONS

7.1	Notices

(a)	Unless otherwise specifically provided in this Agreement, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand to an officer or other responsible employee of the addressee or transmitted by electronic communication, addressed to:

(i)	in the case of the Investor:

The Hydrogen Company

6 rue Cognacq-Jay
75007 Paris, France

Attention:	Pierre Etienne Franc, Directeur General
Email:	[Redacted – Personal information]

with a copy to (which shall not constitute notice):

Stikeman Elliott LLP

1155 René-Lévesque Blvd. W., 41st Floor

Montreal, Québec H3B 2V2

Attention:	Claire Zikovsky and Vanessa Coiteux
Email:	czikovsky@stikeman.com / vcoiteux@stikeman.com

(ii)	in the case of the Company:

Hydrogenics Corporation
220 Admiral Boulevard
Mississauga, Ontario
L5T 2N6

Attention:	Marc Beisheim, Chief Financial Officer
Email:	mbeisheim@hydrogenics.com

with a copy to (which shall not constitute notice):

Torys LLP
79 Wellington Street West, 30th Floor
Box 270, TD South Tower
Toronto, Ontario M5K 1N2

Attention:	John Emanoilidis
Email:	jemanoilidis@torys.com

or at such other address or email address as such party from time to time directs in writing to the other party.

(b)	Any notice or other communication given in accordance with this Section 7.1, if delivered by hand as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4:00 p.m. at the place of delivery; otherwise, it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery. Any notice of communication which is transmitted by electronic mail as aforesaid, shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was received before 4:00 p.m. at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the next Business Day following such date of transmission.

7.2	Indirect Actions

A breach of this Agreement by any Investor Group Party shall be deemed a breach of this Agreement by the Investor.

7.3	Public Releases

The Company and the Investor shall consult with each other prior to issuing any press release or other public disclosure with respect to this Agreement, and the parties shall not issue such press release or make any public disclosure without the prior approval of the Company (in the case of a press release or public disclosure by the Investor) and the Investor (in the case of a press release or public disclosure by the Company), such approval not to be unreasonably withheld. Notwithstanding the foregoing, if at any time a party is required by Applicable Law to make a press release or other public disclosure (including the filing on SEDAR or EDGAR of any material change report or copy of this Agreement), such party may do so, notwithstanding the failure of the other party to approve the text of such press release or other public disclosure, provided that such party has made reasonable efforts in the particular circumstances to allow the other party a reasonable opportunity to comment on such press release or other public disclosure (including with respect to redactions to be made to this Agreement).

7.4	Governing Law and Dispute Resolution

(a)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without reference to conflicts of law rules.

(b)	In the event that any dispute shall occur or any question shall arise between the parties in connection with this Agreement which cannot be resolved by their agreement, then the determination of such dispute shall be resolved by arbitration pursuant to the Arbitration Act of 1991 (Ontario) and as provided in this Section 7.4 and the arbitration decision shall be final and binding and shall not be subject to appeal, whether on a question of law, of fact or of mixed law and fact. Any arbitration to be carried out under this section shall be subject to the following provisions:

(i)	any party may commence an arbitration by delivering to the other party a written notice of arbitration. Such notice shall contain a concise description of the matters submitted for arbitration, including the facts supporting the party’s position, the points at issue and the relief sought;

(ii)	the arbitral tribunal shall consist of a single arbitrator. The single arbitrator shall be appointed by mutual agreement of the parties thereto or, if they do not agree within ten (10) Business Days following the delivery of the arbitration notice referred to in Section 7.4(b)(i), by the ADR Institute of Canada Inc., acting solely as an appointing authority;

(iii)	the arbitration shall be take place in Toronto, Ontario and the language of the arbitration shall be English. The award shall deal with the question of costs of arbitration, which may include the arbitrators’ fees and expenses, the provision of a reporter and transcripts and reasonable costs of preparations, as appropriate. The arbitral tribunal may also award the payment of interest on any award amount at a rate determined in the sole discretion of the arbitral tribunal; and

(iv)	the parties hereto agree that the arbitration will be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) will not be disclosed beyond the arbitrator or arbitration tribunal, the parties, their counsel and any Person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise or as may be required by Applicable Law.

7.5	Further Assurances

Each party shall execute all such further instruments and documents and shall take all such further actions as may be necessary to effect the transactions contemplated herein, in each case at the cost and expense of the party requesting such further instrument, document or action, unless expressly indicated otherwise.

7.6	Severability

If any provision of this Agreement is wholly or partially invalid, illegal or unenforceable, this Agreement shall be interpreted as if such provision had not been a part hereof so that the invalidity, illegality or unenforceability shall not affect the validity, legality or unenforceability of the remainder of this Agreement which shall be construed as if this Agreement had been executed without such provision. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated this Agreement are fulfilled to the extent possible.

7.7	Entire Agreement

This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, among the parties.

7.8	Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the parties.

7.9	Waivers

The failure by any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision unless such waiver is acknowledged in writing, nor shall such failure affect the validity of this Agreement or any part thereof or the right of a party to enforce each and every provision. No waiver of a breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

7.10	Assignment

No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other parties. Notwithstanding the foregoing, the Investor may transfer its Common Shares and assign its rights or benefits under this Agreement to one or more Investor Wholly-Owned Affiliates, provided that such Wholly-owned Affiliate agrees to be bound by the obligations hereunder and provided further that any assignment or transfer shall be permitted only to the extent and for so long as such transferee remains a Wholly-Owned Affiliate and, if such transferee or assignee ceases to be a Wholly-Owned Affiliate, such transferee or assignee shall transfer such Common Shares and assign its rights to the Investor.

7.11	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective permitted assigns and successors or executors or administrators.

7.12	Third Party Beneficiaries

Except as expressly provided otherwise herein, this Agreement is intended for the benefit of the parties and their respective successors and permitted assigns and is not for the benefit of, nor may any provision in this Agreement be enforced by, any other person.

7.13	Fees and Expenses

All costs and expenses incurred by the Investor in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated herein, including the fees and expenses of legal counsel, financial advisors, accountants, consultants and other professional advisors, up to an aggregate amount of $120,000, shall be borne by the Company, with the remaining to be borne by the Investor.

7.14	Counterparts

This Agreement may be executed in one or more counterparts and by the parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF this Agreement has been executed by the parties.

HYDROGENICS CORPORATION

By:	(signed) Daryl Wilson
Name: Daryl Wilson Title: President & Chief Executive Officer

THE HYDROGEN COMPANY

By:	(signed) Pierre Etienne Franc
Name: Pierre Etienne Franc Title: Directeur General